EXHIBIT 10.6

PAUL W. DENT / JOHN STEPHEN BURNETT AGREEMENT

This Agreement is between Paul W. Dent, hereafter "PWD", and John Stephen Burnett, hereafter "JSB".

TERMS:

1.

PWD and JSB agree that they will enter a business relationship and form a new company, a C Corp, as 50/50 equal partners, called "NewCo" for now, that will purchase all of PWD's past, current and future solar technology from his current corporation.

2.

This acquired solar technology from PWD's company will include, but not be limited to, all past, present and future Intellectual Property (IP), ideas, diagrams, inventions, any and all prototypes past, present and future, and all other related technology for the solar industry including all granted provisional, filed patents, and patents yet to be filed, in the solar area.

3.

The acquired solar technology will also include all strategic and development plans, business plans, supplier identities, data, business records, project records, market reports, business manuels, business models, policies and procedures, information related to processes, technologies, methodologies, techniques, operating procedures, system operations, sketches, drawings, samples, designs and specifications, concepts, know-how, processes or theory, information concerning pending patents or other trade secrets related to solar, patents, and all other information related to PWD's solar technologies.

4.

PWD will be paid one million dollars ($1,000,000) for the above mentioned solar technology, the sum of which may be paid over time, the length of which will be agreed to by the parties, but possibly over a 3-5 year period.

5.

PWD agrees to complete the filing of all patents, possibly five or more (5+) in total, and complete the development and testing of all prototypes related to the completion of the solar technology, and in a timely manner, and that NewCo will own all of this technology.

6.	Both PWD and JSB will become contract employees of said NewCo and have an on-going salary in NewCo of seven thousand dollars per month, beginning January 1, 2013.

7.	PWD will become the Chief Technical Officer and Director of NewCo.

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8.	JSB will become the Chairman, CEO and Director of NewCo.

9.	NewCo will hire a President at the appropriate time.

10.	Both PWD and JSB will be considered the two founders of NewCo.

11.	PWD will be the sole inventor listed on all solar patents and all patents will be assigned to NewCo.

12.

JSB and PWD will look for one or more initial partners to back the NewCo venture with approximately Three Hundred Thousand ($300,000) to Five Hundred Thousand Dollars ($500,000) for a six percent (6%) to ten percent (10%) stake in the company, accordingly. This percentage may be negotiable. Out of this Three Hundred Thousand ($300,000) to Five Hundred Thousand Dollars ($500,000), PWD will be paid Fifty Thousand Dollars ($50,000) towards the purchase price of the solar IP.

13.

The Intellectual Property that is assigned to the NewCo by PWD will be by Promissory Note but the IP will not be used as collateral for the one million dollar ($1,000,000) payment to PWD because to do that would create a roadblock to raising capital.

14.	NewCo will be formed as a North Carolina Qualified Business Venture (QBV).

15.	NewCo will be formed with 83 (b) founder stock.

16.	NewCo will be formed with Rule 1244 stock for investors.

17.	NewCo will be formed in North Carolina as a North Carolina corporation.

18.	NewCo will have a bank account at Bank of America.

19.	JSB agrees to immediately begin work on a Private Placement Memorandum (PPM), Articles of Incorporation, and By-Laws for NewCo.

20.	Phil Johnston may be brought in as Corporate Secretary of NewCo in due time.

21.	This Agreement constitutes the sole understanding of the parties about this subject matter and may not be amended or modified except in writing signed by each of the parties to the Agreement.

Signed /s/ Paul W. Dent                                                                Date_______________

Paul W. Dent, Partner

Signed /s/ John Stephen Burnett                                                Date________________

John Stephen Burnett, Partner

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**AGREEMENT FOR SALE OF INTELLECTUAL PROPERTY AND R&D CO-OPERATION IN THE FIELD OF SOLAR ENERGY SYSTEMSAAND DEVICES**

1. Parties

This agreement is made between the first party Koolbridge Solar Inc., a North Carolina corporation, and the second parties, Paul W, Dent of 637 , Eagle Point Rd, Pittsboro 27312, and Koolbridge Inc, a corporation wholly owned by Paul W. Dent and having the same address

2. Agreement

This Agreement consummates the former Agreement of 28 Feb 2013 made between Paul W. Dent and John Stephen Burnett, both now board members and founding shareholders of Koolbriodge Solar Inc., and replaces and supersedes said former agreement

This agreement comprises the following:

(a) The first party agrees to buy from the second parties and the second parties agree to sell to the first party for the sum of one million dollars (US$1,000,000) to be paid in installments substantially all rights in all patents arising from the following US Patent Applications:-

(1) US Patent Application no. 13/103,070 filed 8-MAY-2011 entitled "Improved Solar Energy Conversion and Utilization System"
(2) US Patent Application no. 14/062.884 filed 24-OCT-2013 entitled "Improved Solar Energy Conversion and Utilization System", a continuation of (1) above.
(3) US Patent Application no. 13/225,505 filed 5-SEP-2011, entitled "Potential Arc Fault Detection and Suppression"

The term "substantially all rights" includes the right to file derivative applications, the right to file foreign applications based thereon, the right to license other parties, the right to take any steps necessary to prevent unlicensed infringement by other parties and the right to design, develop, manufacture and sell products and systems incorporating the inventions for the duration specified below.

(b) Duration and Payments

The above rights of the first party will commence upon payment of the first installment of seven thousand dollars (US$7000) and will terminate after one year unless renewed by the payment of subsequent installments of $7000/month starting at the anniversary of the first installment payment plus all sums received for licensing royalties and fees and compensation awarded for infringement plus 3% of sales until the sum of one million dollars has been paid in total. The above listed patents will be assigned to the first party upon completion of the payment of the total sum of one million dollars. The payment of any remaining balance of the

JSB PWD

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total sum may be accelerated by the first party at any time using any source of funding available to the first party in order to achieve earlier assignment of the patents from the second parties to the first party.
Should any of the payments specified above fall into arrears due to lack of funds, the first party will have a grace period of two years from the last installment payment to bring the payments current without loss of rights under this agreement. If payments in arrears are not brought current after the two year grace period then the first party will forfeit all rights under this agreement and all patents and said derivative or foreign patents covered by this agreement will remain the property of the second parties or be assigned or re-assigned to the second parties. If the total sum of one million dollars has not been paid after ten years from the date of this agreement, then the first party will likewise forfeit all rights to said patents, except that the first party will have the right to receive a proportion of any licensing fees received for licensing the patents to third parties equal to the ratio that the total amount received under this clause by the second parties from the first party bears to the total sum of one million dollars.

(c) The second parties also agree to prepare and file any further US Patent Applications for inventions made by the second parties in the field of Solar Energy Systems and Devices upon re-imbursement of US Patent Office filing fees and agree to perform all necessary actions to achieve granted and issued status. Rights to said further Patents will pass to the first party to the same extent and for the same duration and on the same terms as specified in (a) and (b) above without additional payment.

(d)The second parties will make available to the first party all knowledge, designs, drawings and prototypes relating to Solar Energy Systems and Devices available at the date of this Agreement and agree to assist the first party to further develop, market, manufacture and sell products embodying the inventions upon re-imbursement of agreed expenses.

SIGNED:

For the first Party:

[signature] Date 6/19/2014
J. Stephen Burnett
Chairman & CEO
Koolbridge Solar, Inc.

SIGNED:

For the second Parties

[signature] Date 6/19/2014
Paul W. Dent

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